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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                              Contact:
---------------------                              --------
September 28, 2004                                 Richard E. Leone
                                                   Manager - Investor Relations
                                                             rleone@rtiintl.com
                                                             330-544-7622



                    RTI INTERNATIONAL METALS SIGNS AGREEMENT
                        TO ACQUIRE CLARO PRECISION, INC.


         Niles, Ohio - RTI International Metals, Inc., (NYSE: RTI) announced today that it has signed an agreement to acquire Claro Precision, Inc. ("Claro") of Montreal, Quebec, Canada for cash and stock. The transaction is expected to close next month.

         Claro is a leading manufacturer of precision-machined components and complex mechanical and electrical assemblies for the aerospace industry. A significant portion of Claro's high value-added parts are produced for regional and business jet programs at Bombardier, the Canadian aircraft manufacturer. Started in 1966, the company has 130 employees. Annual revenues are approximately CAN$20 million.

         The company will operate as part of RTI's Fabrication & Distribution Group. Daniel Molina, owner and Vice President of Claro, will become the company's new President. Jean-Louis Mourain, owner and current President, will continue as a consultant to Claro. Jerome Mourain will become the company's General Manager.

         "The acquisition of Claro further extends RTI's ability to add value to its metal products and as our first step into the production of complex aerospace assemblies, represents a new level of achievement in our strategy to diversify RTI's businesses and provide a broader range of services to our customers. Claro's operations not only provide diversification in the form of machining and assembly capabilities, but also give RTI greater access to the regional and business jet sector. With Claro's profitability, we expect the acquisition to be immediately accretive to RTI shareholders and enhance future earnings," commented Timothy G. Rupert, RTI's President & CEO.



                                     (more)

September 28, 2004

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         The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties. These statements include, but are not limited to, the ongoing impact of global events on the commercial aerospace industry, the war on terrorism, and the labor dispute, as well as military spending, future global economic conditions, competitive nature of the markets for specialty metals, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.

         RTI International Metals(R), headquartered in Niles, Ohio, is one of the world's largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.



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